As filed with the Securities and Exchange Commission on August 14, 2020

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DASAN ZHONE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3509099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5700 Tennyson Parkway, Suite 400

Plano, TX 75024

(Address of principal executive offices including zip code)

Non-Qualified Inducement Stock Option Grant Notices

and Stock Option Agreements

(Full title of the plan)

Alex Yastremski

General Counsel

DASAN Zhone Solutions, Inc.

5700 Tennyson Parkway, Suite 400

Plano, TX 75024

(469) 327-1531

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

C. David McDaniel

Kutak Rock LLP

124 West Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	518,518(1)	$10.11(2)	$5,242,216.98(2)	$680.44(2)

(1)

Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Dasan Zhone Solutions, Inc. (the “Registrant”), reserved for issuance in connection with the Non-Qualified Inducement Stock Option Grant Notices and Stock Option Agreements, each dated August 1, 2020, between the Registrant and Charles Daniel Vogt (the “Inducement Option Agreements”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Such shares are issuable upon the vesting and exercise of outstanding stock options with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed upon the basis of the price at which the options may be exercised.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 518,518 shares of Common Stock reserved for issuance upon the vesting and exercise of stock options (the “Options”) awarded to Charlie Vogt pursuant to the Inducement Option Agreements. The Options were awarded by Dasan Zhone Solutions, Inc. (the “Registrant,” “we”, “our” or “us”) to Mr. Vogt in reliance on the employment inducement award exemption under NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Section 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 24, 2020;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 11, 2020 and August 10, 2020, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2020, March 2, 2020, March 10, 2020, March 27, 2020, May 27, 2020, June 19, 2020 and August 3, 2020; and

(d)

The description of the Registrant’s Common Stock set forth in a registration statement on Form 8-A filed with the SEC on May 11, 2001, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on March 24, 2020

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders, or document or current report furnished under any current or future items of Form 8-K (including current Items 2.02 and 7.01), in each case, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our certificate of incorporation, as restated, provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).

Our certificate of incorporation, as restated, provides that we will indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the DGCL.

Our certificate of incorporation, as restated, also eliminates the personal liability of a director to the Registrant or to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or to our stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) from any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, as restated, also permits us to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant for any liability asserted against him or her in such capacity, or arising out of his or her status as such, regardless of whether we would have the power to indemnify such person under the provisions of our certificate of incorporation, as restated. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation, as restated. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses and liabilities of any type incurred by any such person in connection with the investigation, defense or appeal of any proceeding to which such person is a party by reason of the fact such person is or was an agent of the Registrant at any time or by reason of anything done in such capacity. These agreements also require us to maintain directors’ and officers’ liability insurance. We believe that these provisions in our certificate of incorporation, as restated, and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation, as restated, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 000-32743) filed with the SEC on September 27, 2017).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-32743) filed with the SEC on September 12, 2016).
5.1*	Opinion of Kutak Rock LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Independent Registered Public Accounting Firm.
23.3*	Consent of Kutak Rock LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1*	Non-Qualified Inducement Stock Option Grant Notice and Stock Option Agreement entered into between Dasan Zhone Solutions, Inc. and Charles Daniel Vogt, dated August 1, 2020.
99.2*	Non-Qualified Inducement Stock Option Grant Notice and Stock Option Agreement entered into between Dasan Zhone Solutions, Inc. and Charles Daniel Vogt, dated August 1, 2020.
*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on August 14, 2020.

Dasan Zhone Solutions, Inc.

By:	/s/ Thomas J. Cancro
Thomas J. Cancro
Chief Financial Officer and Corporate Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Cancro and Alex Yastremski, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Daniel Vogt	President, Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2020
Charles Daniel Vogt

/s/ Thomas J. Cancro	Chief Financial Officer and Corporate Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 14, 2020
Thomas J. Cancro

/s/ Min Woo Nam	Chairman of the Board of Directors	August 14, 2020
Min Woo Nam

/s/ Joon Kyung Kim	Director	August 14, 2020
Joon Kyung Kim

/s/ Seong Gyun Kim	Director	August 14, 2020
Seong Gyun Kim

/s/ Choon Yul Yoo	Director	August 14, 2020
Choon Yul Yoo

/s/ Rolf Unterberger	Director	August 14, 2020
Rolf Unterberger

/s/ David Schopp	Director	August 14, 2020
David Schopp